EXHIBIT 99.1

Contact:	John L. Morgan 763-520-8500

GROW BIZ INTERNATIONAL, INC. ANNOUNCES YEAR END RESULTS

Minneapolis, MN (February 20, 2001) -- Grow Biz International, Inc. announced today a net loss for the year ended December 30, 2000 of ($350,700), or ($.07) per share, compared to a net loss of ($8.6 million), or ($1.65) per share, in 1999. The fourth quarter 2000 net income was $682,900, or $.12 per share diluted, compared to a net loss of ($851,900), or ($.16) per share, for the same period last year.

The year-end results include a pre-tax earnings charge of $3.3 million, taken in the second quarter, related to the write-down of certain assets and reserves recorded on notes receivable and lease obligations.

Royalties decreased from $19.1 million in 1999 to $16.5 million in 2000. This decrease was due to the sale of Computer Renaissance® in August 2000. If royalties generated by the Computer Renaissance® franchise system were excluded from the 1999 and 2000 royalty totals, royalties would have increased approximately 1.8% from 1999 to 2000.

John L. Morgan, Chairman and Chief Executive Officer, commented, "While fourth quarter earnings were favorable, we are cautious going into 2001 due to potential expenses that we may incur to continue the turnaround of our franchise brands."

Mr. Morgan continued, "The Company has made significant changes and has a smaller but stronger balance sheet. The improvements will position us for growth later in 2001."

Grow Biz International, Inc. develops franchises and operates value-oriented retail brands for stores that buy, sell, trade and consign used and new merchandise. At December 30, 2000, the Company had 907 franchise and retail stores in operation and an additional 43 franchises awarded but not open. Of the stores in operation, there were 558 Play It Again Sports® , 233 Once Upon A Child® , 75 Music Go Round® , 15 ReTool® and 26 Plato's Closet® stores.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to future events or the future financial performance of the Company including statements with respect to the strength of the Company's operating position in the future and future results from operations. Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated. Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

GROW BIZ INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS

	December 30, 2000	December 25, 1999

ASSETS
Current Assets:
Cash and cash equivalents	$2,005,100	$—
Receivables, less allowance for doubtful accounts of $943,500 and $1,044,000	6,170,300	11,164,600
Inventories	1,367,200	1,959,600
Prepaid expenses and other	396,700	6,773,800
Deferred income taxes	2,290,000	2,074,200

Total current assets	12,229,300	21,972,200

Notes receivable	326,200	1,156,300
Property and equipment, net	1,451,800	4,369,100

Other assets, net	713,500	2,144,200

	$14,720,800	$29,641,800

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	2,864,000	5,350,700
Accrued liabilities	2,469,200	3,707,000
Current maturities of long-term debt	827,400	9,287,600
Current deferred revenue	676,000	878,900

Total current liabilities	6,836,600	19,224,200

Long-Term Debt	3,961,000	7,528,500

Deferred Gain on Building Sale	456,400	—

Shareholder's Equity:
Common stock, no par, 10,000,000 shares authorized, 5,386,433 and 5,346,119 shares issued and outstanding	1,419,900	1,313,500
Common stock warrants	822,000	—
Retained earnings	1,224,900	1,575,600

Total shareholders' equity	3,466,800	2,889,100

	$14,720,800	$29,641,800

GROW BIZ INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS

	Quarter Ended		Fiscal Year Ended
	December 30, 2000	December 25, 1999	December 30, 2000	December 25, 1999

REVENUE:
Merchandise sales	$6,503,500	$10,997,400	$29,415,700	$45,163,000
Royalties	3,920,200	4,694,000	16,502,000	19,085,100
Other	490,500	393,300	1,629,100	2,310,300

Total revenue	10,914,200	16,084,700	47,546,800	66,558,400

COST OF MERCHANDISE SOLD	5,628,300	10,191,400	25,294,700	39,386,800

SELLING, GENERAL AND ADMINISTRATIVE
EXPENSES	3,713,700	6,779,100	18,701,200	28,320,200
RESTRUCTURING CHARGE	—	(229,800)	—	11,345,500
EARNINGS CHARGE	—	—	3,337,900	—
GAIN ON SALE OF BUSINESS	—	—	(537,200)	—

Income (loss) from operations	1,572,200	(656,000)	750,200	(12,494,100)

INTEREST INCOME	176,000	(31,200)	260,500	252,800
INTEREST EXPENSE	(242,100)	(373,800)	(1,204,600)	(1,545,700)

Income (loss) before income taxes	1,506,100	(1,061,000)	(193,900)	(13,787,000)

(BENEFIT) PROVISION FOR INCOME TAXES	823,200	(209,100)	156,800	(5,197,700)

NET INCOME (LOSS)	$682,900	$(851,900)	$(350,700)	$(8,589,300)

BASIC EARNINGS PER SHARE	$.13	$(.16)	$(.07)	$(1.65)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	5,386,400	5,346,100	5,382,200	5,205,900

DILUTED EARNINGS PER SHARE	$.12	$(.16)	$(.07)	$(1.65)

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	5,513,200	5,346,100	5,382,200	5,205,900